Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
April 21, 2016	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Verizon delivers continued earnings and operational growth in 1Q

Strong results demonstrate ability to compete effectively as company remains focused on network leadership and developing new markets

1Q 2016 highlights

•	Consolidated: $1.06 in earnings per share (EPS), compared with $1.02 per share in 1Q 2015.

•	Wireless: 640,000 retail postpaid net additions; continued low 0.96 percent retail postpaid churn.

•	Wireline: 5.0 percent Fios revenue growth; 98,000 Fios internet and 36,000 Fios video net additions.

NEW YORK – As Verizon Communications Inc. (NYSE, Nasdaq: VZ) continues to grow its customer base and gain revenues in new markets, the company today reported first-quarter 2016 earnings of $1.06 per share, an increase of 3.9 percent compared with first-quarter 2015.

“Verizon’s strong first-quarter results demonstrate our capacity to compete effectively, while executing on our plan of continued network leadership and seeding new growth markets in mobile video and the Internet of Things,” said Chairman and CEO Lowell McAdam.

Since the beginning of the year, Verizon has moved to strengthen America’s best networks by announcing its intention to acquire XO Communications’ fiber-optic network business and an agreement to deploy a new fiber platform in Boston. Both will support a mix of new technologies, including 5G wireless services.

Verizon also completed its sale of local landline businesses in California, Florida and Texas on April 1. The company used the proceeds to pay down debt in second-quarter 2016. In addition, Verizon recently announced plans to expand its video platform by adding unique content from Hearst and AwesomenessTV, and through a joint venture with Hearst to acquire Complex Media.

Consolidated results

•

Total operating revenues in first-quarter 2016 were $32.2 billion, a 0.6 percent increase compared with first-quarter 2015. Excluding AOL (non-GAAP), which was not part of Verizon a year ago, total operating revenues declined 1.5 percent. AOL had its highest first-quarter revenues in the last five years.

•	New revenue streams from IoT (Internet of Things) are growing, with revenues of approximately $195 million in first-quarter 2016, a year-over-year increase of about 25 percent.

•

Cash flows from operating activities totaled $7.4 billion in first-quarter 2016. This compares with $10.2 billion in last year’s first quarter, which included $2.4 billion related to a one-time transaction to monetize wireless tower assets. With capital expenditures totaling $3.4 billion in first-quarter 2016, free cash flow (non-GAAP, cash flow from operations less capital expenditures) totaled $4.0 billion. Verizon continues to anticipate consolidated capital expenditures of between $17.2 billion and $17.7 billion in 2016.

•

Operating income was $7.9 billion, and operating income margin was 24.7 percent. Consistent with last year’s first quarter, EBITDA (non-GAAP, earnings before interest, taxes, depreciation and amortization) totaled $12.0 billion and the consolidated EBITDA margin (non-GAAP) was 37.2 percent in first-quarter 2016.

Verizon Wireless posts another quarter of profitable growth

In first-quarter 2016, Verizon Wireless posted a balance of quality connections growth and margin expansion.

Wireless highlights

•

Verizon reported 640,000 retail postpaid net additions in first-quarter 2016, a seasonally low-volume quarter. These net adds exclude all wholesale connections, including IoT. At the end of first-quarter 2016, Verizon had 112.6 million retail connections, a 3.7 percent year-over-year increase, and 107.2 million retail postpaid connections, a 4.4 percent year-over-year increase.

•	Customer retention remained high, with retail postpaid churn at a low 0.96 percent in first-quarter 2016, a year-over-year improvement of 7 basis points.

•

Segment operating income was $7.9 billion, and segment operating income margin was 35.8 percent. In first-quarter 2016, Verizon Wireless generated $10.2 billion in EBITDA (non-GAAP), a year-over-year increase of 1.7 percent. Segment EBITDA margin (non-GAAP) was 46.2 percent, compared with 44.8 percent in first-quarter 2015.

•

Total revenues were $22.0 billion in first-quarter 2016, a decline of 1.5 percent compared with first-quarter 2015 as more customers continued to choose unsubsidized device payment plans. Service revenues plus installment billings increased 1.6 percent, comparing first-quarter 2016 with first-quarter 2015.

•

The percentage of phone activations on installment plans grew to 68 percent in first-quarter 2016, compared with 67 percent in fourth-quarter 2015. The company expects this percentage to grow to 70 percent in second-quarter 2016. About 48 percent of postpaid phone customers are on an unsubsidized pricing plan, and service revenue declines are expected to flatten when this base exceeds 50 percent. Verizon expects the decline in service revenues to slow throughout the year and ultimately turn positive by the end of 2017.

•

The composition of the 640,000 retail postpaid net adds was strong: Verizon added 452,000 4G smartphones to its postpaid base in first-quarter 2016. Due to declines in 3G and basic phones, postpaid phone net adds were a negative 8,000. Tablet net adds totaled 507,000 in the quarter.

•	Verizon ended first-quarter 2016 with a total of 73.8 million smartphones. This is 85 percent of the total phone base, with 4G devices more than 81 percent of the retail postpaid connections base.

•

Growth in 4G device adoption is driving increased data and video usage. Approximately 92 percent of Verizon’s total data traffic is on the LTE network. Overall data traffic on LTE has increased by approximately 50 percent year over year.

•	Wireless capital expenditures totaled $2.2 billion in first-quarter 2016 and are expected to ramp up throughout the year.

Fios remains the growth driver in wireline segment

In the wireline segment, Fios fiber-optic-based services remain the driver of revenue growth and now represent about 81 percent of consumer revenues.

Wireline highlights

•

Verizon added 98,000 net new Fios internet connections and 36,000 net new Fios video connections in first-quarter 2016. Total Fios revenues grew 5.0 percent, to $3.5 billion, comparing first-quarter 2016 with first-quarter 2015, including consumer Fios revenue growth of 4.7 percent.

•	In first-quarter 2016, consumer revenues were $4.0 billion, an increase of 0.8 percent compared with first-quarter 2015.

•

Segment operating income was $0.6 billion, and segment operating income margin was 6.3 percent. In first-quarter 2016, wireline generated $2.2 billion in EBITDA (non-GAAP), a year-over-year increase of 1.2 percent. Segment EBITDA margin (non-GAAP) was 23.4 percent, compared with 22.7 percent in first-quarter 2015.

•

By the end of first-quarter 2016, about 78 percent of consumer Fios internet customers subscribed to data speeds of 50 megabits per second or higher. Customer demand remained strong for Custom TV, which represented about 38 percent of Fios video sales in the quarter.

•

During the first quarter, Verizon Enterprise Solutions entered into new agreements with or began servicing a number of clients, including 1-800-Flowers, the Commonwealth of Virginia, Dana Holding Corporation, the Florida Sheriffs Association, Promeditec, PSE&G, South Australia Health & Medical Research Institute, and Wyndham Worldwide.

Details of non-operational items and other impacts

Verizon’s first-quarter 2016 earnings of $1.06 per share included a non-cash pre-tax loss of $165 million for a pension mark-to-market adjustment. Verizon expects settlement accounting to impact each of the remaining quarters in 2016. Additionally, the company recognized a pre-tax gain of $142 million on a spectrum license transaction.

On an after-tax basis, the loss on settlement accounting and the gain on the spectrum transaction each amounted to approximately 2 cents per share, effectively offsetting each other in first-quarter 2016. For comparability, there were no special items of a non-operational nature in first-quarter 2015.

Wireline results for first-quarter 2016 included the operations sold to Frontier on April 1. Verizon recognized a full-quarter benefit of about 3 cents per share due to these assets being classified as held for sale in first-quarter 2016, compared with 2 cents per share recognized in first-quarter 2015.

For illustrative purposes on a preliminary basis, excluding operations sold to Frontier, recast total wireline revenues (non-GAAP) were approximately $8.0 billion in first-quarter 2016. This is comparable to first-quarter 2015. Recast wireline segment EBITDA margin (non-GAAP) for first-quarter 2016 was approximately 19 percent without these operations, which were more profitable than the remaining properties.

Verizon will provide nine quarters of historical financials for the wireline segment, excluding these properties, later in second-quarter 2016.

In early April 2016, Verizon used proceeds from the Frontier transaction together with cash on hand to complete tender offers and early redemptions for $10.7 billion in debt, which enabled the company to retire higher-cost debt and achieve lower borrowing costs. Verizon reiterates that by 2018-2019 the company expects to return to its credit-rating profile prior to the acquisition of Vodafone’s indirect 45 percent interest in Verizon Wireless in early 2014.

Earnings outlook

Verizon continues to expect full-year 2016 adjusted earnings to be at a level comparable to the company’s strong full-year 2015 adjusted earnings. However, given the status of labor contract negotiations, there will be pressure on second-quarter earnings due to the timing of cost reductions.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, generated nearly $132 billion in 2015 revenues. Verizon operates America’s most reliable wireless network, with 112.6 million retail connections nationwide. The company also provides communications and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers worldwide.

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Forward-looking statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15	% Change

Operating Revenues
Service revenues and other	$ 28,217	$ 28,611	(1.4)
Wireless equipment revenues	3,954	3,373	17.2

Total Operating Revenues	32,171	31,984	0.6

Operating Expenses
Cost of services	7,614	6,988	9.0
Wireless cost of equipment	4,998	5,108	(2.2)
Selling, general and administrative expense	7,600	7,939	(4.3)
Depreciation and amortization expense	4,017	3,989	0.7

Total Operating Expenses	24,229	24,024	0.9

Operating Income	7,942	7,960	(0.2)
Equity in losses of unconsolidated businesses	(20)	(34)	(41.2)
Other income, net	32	75	(57.3)
Interest expense	(1,188)	(1,332)	(10.8)

Income Before Provision for Income Taxes	6,766	6,669	1.5
Provision for income taxes	(2,336)	(2,331)	0.2

Net Income	$ 4,430	$ 4,338	2.1

Net income attributable to noncontrolling interests	$ 120	$ 119	0.8
Net income attributable to Verizon	4,310	4,219	2.2

Net income	$ 4,430	$ 4,338	2.1

Basic Earnings per Common Share
Net income attributable to Verizon	$ 1.06	$ 1.03	2.9

Weighted average number of common shares (in millions)	4,080	4,116

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$ 1.06	$ 1.02	3.9

Weighted average number of common shares-assuming dilution (in millions)	4,085	4,121

Footnotes:

(1)	Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	3/31/16	12/31/15	$ Change

Assets
Current assets
Cash and cash equivalents	$ 5,846	$ 4,470	$ 1,376
Short-term investments	—	350	(350)
Accounts receivable, net	12,485	13,457	(972)
Inventories	1,142	1,252	(110)
Assets held for sale	720	792	(72)
Prepaid expenses and other	3,422	1,959	1,463

Total current assets	23,615	22,280	1,335

Plant, property and equipment	222,669	220,163	2,506
Less accumulated depreciation	139,658	136,622	3,036

	83,011	83,541	(530)

Investments in unconsolidated businesses	821	796	25
Wireless licenses	86,830	86,575	255
Goodwill	25,364	25,331	33
Other intangible assets, net	8,216	8,338	(122)
Non-current assets held for sale	10,432	10,267	165
Other assets	6,298	7,047	(749)

Total Assets	$ 244,587	$ 244,175	$ 412

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 6,265	$ 6,489	$ (224)
Accounts payable and accrued liabilities	18,118	19,362	(1,244)
Liabilities related to assets held for sale	452	463	(11)
Other	8,477	8,738	(261)

Total current liabilities	33,312	35,052	(1,740)

Long-term debt	103,615	103,240	375
Employee benefit obligations	29,665	29,957	(292)
Deferred income taxes	45,568	45,484	84
Non-current liabilities related to assets held for sale	974	959	15
Other liabilities	11,350	11,641	(291)

Equity
Common stock	424	424	—
Contributed capital	11,191	11,196	(5)
Reinvested earnings	13,253	11,246	2,007
Accumulated other comprehensive income	459	550	(91)
Common stock in treasury, at cost	(7,279)	(7,416)	137
Deferred compensation – employee stock ownership plans and other	593	428	165
Noncontrolling interests	1,462	1,414	48

Total equity	20,103	17,842	2,261

Total Liabilities and Equity	$ 244,587	$ 244,175	$ 412

Verizon – Selected Financial and Operating Statistics

Unaudited	3/31/16	12/31/15

Total debt (in millions)	$ 109,880	$ 109,729
Net debt (in millions)	$ 104,034	$ 105,259
Net debt / Adjusted EBITDA (1)	2.2x	2.3x
Common shares outstanding end of period (in millions)	4,076	4,073
Total employees	173,300	177,700
Quarterly cash dividends declared per common share	$ 0.565	$ 0.565

Footnotes:

(1)	Adjusted EBITDA excludes the effects of non-operational items.

Certain reclassifications have been made, where appropriate, to conform to the current period’s presentation.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15	$ Change

Cash Flows from Operating Activities
Net Income	$ 4,430	$ 4,338	$ 92
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,017	3,989	28
Employee retirement benefits	356	284	72
Deferred income taxes	167	823	(656)
Provision for uncollectible accounts	353	383	(30)
Equity in losses of unconsolidated businesses, net of dividends received	29	44	(15)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,162)	(888)	(274)
Other, net	(771)	1,196	(1,967)

Net cash provided by operating activities	7,419	10,169	(2,750)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(3,387)	(3,665)	278
Acquisitions of investments and businesses, net of cash acquired	(161)	(2)	(159)
Acquisitions of wireless licenses	(131)	(9,555)	9,424
Other, net	243	46	197

Net cash used in investing activities	(3,436)	(13,176)	9,740

Cash Flows from Financing Activities
Proceeds from long-term borrowings	—	6,497	(6,497)
Repayments of long-term borrowings and capital lease obligations	(376)	(5,576)	5,200
Increase (decrease) in short-term obligations, excluding current maturities	(40)	482	(522)
Dividends paid	(2,302)	(2,153)	(149)
Proceeds from sale of common stock	3	—	3
Purchase of common stock for treasury	—	(5,000)	5,000
Other, net	108	2,545	(2,437)

Net cash used in financing activities	(2,607)	(3,205)	598

Increase (decrease) in cash and cash equivalents	1,376	(6,212)	7,588
Cash and cash equivalents, beginning of period	4,470	10,598	(6,128)

Cash and cash equivalents, end of period	$ 5,846	$ 4,386	$ 1,460

Verizon Communications Inc.

Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15	% Change

Operating Revenues
Service	$ 16,809	$ 17,914	(6.2)
Equipment	3,954	3,373	17.2
Other	1,241	1,041	19.2

Total Operating Revenues	22,004	22,328	(1.5)

Operating Expenses
Cost of services	1,942	1,851	4.9
Cost of equipment	4,998	5,108	(2.2)
Selling, general and administrative expense	4,891	5,369	(8.9)
Depreciation and amortization expense	2,293	2,190	4.7

Total Operating Expenses	14,124	14,518	(2.7)

Operating Income	$ 7,880	$ 7,810	0.9
Operating Income Margin	35.8%	35.0%

Segment EBITDA	$ 10,173	$ 10,000	1.7
Segment EBITDA Margin	46.2%	44.8%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless – Selected Operating Statistics

Unaudited	3/31/16	3/31/15	% Change

Connections (‘000)
Retail postpaid	107,171	102,637	4.4
Retail prepaid	5,402	5,945	(9.1)

Retail	112,573	108,582	3.7

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15	% Change

Net Add Detail (‘000) (1)
Retail postpaid	640	565	13.3
Retail prepaid	(177)	(188)	(5.9)

Retail	463	377	22.8

Account Statistics
Retail Postpaid Accounts (‘000) (2)	35,720	35,516	0.6
Retail postpaid connections per account (2)	3.00	2.89	3.8

Churn Detail
Retail postpaid	0.96%	1.03%
Retail	1.23%	1.33%

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	92.5%	91.4%
Total Smartphone postpaid phone base (2)	84.7%	79.9%
Total Internet postpaid base (2)	17.3%	14.8%
4G LTE devices as % of retail postpaid connections	81.1%	69.9%

Other Operating Statistics
Capital expenditures (in millions)	$ 2,190	$ 2,419	(9.5)

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15	% Change

Operating Revenues
Consumer retail	$ 4,022	$ 3,992	0.8
Small business	568	600	(5.3)

Mass Markets	4,590	4,592	—
Global Enterprise	3,161	3,263	(3.1)

Global Wholesale	1,463	1,524	(4.0)
Other	76	90	(15.6)

Total Operating Revenues	9,290	9,469	(1.9)

Operating Expenses
Cost of services	5,163	5,287	(2.3)
Selling, general and administrative expense	1,950	2,031	(4.0)
Depreciation and amortization expense	1,588	1,746	(9.0)

Total Operating Expenses	8,701	9,064	(4.0)

Operating Income	$ 589	$ 405	45.4
Operating Income Margin	6.3%	4.3%

Segment EBITDA	$ 2,177	$ 2,151	1.2
Segment EBITDA Margin	23.4%	22.7%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	3/31/16	3/31/15	% Change

Connections (‘000)
Fios Video Subscribers	5,863	5,739	2.2
Fios Internet Subscribers	7,132	6,749	5.7
Fios Digital voice residence connections	4,800	4,661	3.0

Fios Digital connections	17,795	17,149	3.8

HSI	2,086	2,497	(16.5)
Total Broadband connections	9,218	9,246	(0.3)
Primary residence switched access connections	4,573	5,397	(15.3)
Primary residence connections	9,373	10,058	(6.8)

Total retail residence voice connections	9,702	10,457	(7.2)
Total voice connections	18,037	19,475	(7.4)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15	% Change

Net Add Detail (‘000)
Fios Video Subscribers	36	90	(60.0)
Fios Internet Subscribers	98	133	(26.3)
Fios Digital voice residence connections	46	59	(22.0)

Fios Digital connections	180	282	(36.2)

HSI	(108)	(92)	17.4
Total Broadband connections	(10)	41	*
Primary residence switched access connections	(211)	(199)	6.0
Primary residence connections	(165)	(140)	17.9

Total retail residence voice connections	(183)	(158)	15.8
Total voice connections	(350)	(320)	9.4

Revenue Statistics
Fios revenues (in millions)	$ 3,521	$ 3,352	5.0

Other Operating Statistics
Capital expenditures (in millions)	$ 1,006	$ 1,077	(6.6)

Wireline employees (‘000)	69.2	75.5
Fios Video Open for Sale (‘000)	16,677	15,931
Fios Video penetration	35.2%	36.0%
Fios Internet Open for Sale (‘000)	17,018	16,264
Fios Internet penetration	41.9%	41.5%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

*	Not meaningful

Verizon Communications Inc.

Non-GAAP Reconciliations – Consolidated Verizon

Consolidated Operating Revenues Excluding AOL

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15

Consolidated Operating Revenues	$ 32,171	$ 31,984
Less: AOL operating revenues	669	—

Consolidated Operating Revenues Excluding AOL	$ 31,502	$ 31,984

Consolidated EBITDA, EBITDA Margin and Adjusted EBITDA

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 12/31/15	3 Mos. Ended 9/30/15	3 Mos. Ended 6/30/15	3 Mos. Ended 3/31/15
Verizon Consolidated EBITDA
Consolidated net income	$ 4,430	$ 5,513	$ 4,171	$ 4,353	$ 4,338
Add/(Subtract):
Provision for income taxes	2,336	3,065	2,195	2,274	2,331
Interest expense	1,188	1,178	1,202	1,208	1,332
Other income, net	(32)	(28)	(51)	(32)	(75)
Equity in losses of unconsolidated businesses	20	16	18	18	34

Operating income	7,942	9,744	7,535	7,821	7,960
Add Depreciation and amortization expense	4,017	4,039	4,009	3,980	3,989

Consolidated EBITDA	$ 11,959	$ 13,783	$ 11,544	$ 11,801	$ 11,949

Other Items (Before Tax)
Severance, Pension, and Benefit (Credits)/Charges	165	(2,598)	342	—	—
Gain on Spectrum License Transactions	(142)	(254)	—	—	—

	23	(2,852)	342	—	—

Consolidated Adjusted EBITDA	$ 11,982	$ 10,931	$ 11,886	$ 11,801	$ 11,949

Consolidated Operating Income Margin	24.7%				24.9%
Consolidated EBITDA Margin	37.2%				37.4%

Net Debt and Net Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)

Unaudited	3/31/16	12/31/15

Verizon Net Debt
Debt maturing within one year	$ 6,265	$ 6,489
Long-term debt	103,615	103,240

Total Debt	109,880	109,729
Less Cash and cash equivalents	5,846	4,470

Net Debt	$ 104,034	$ 105,259

Net Debt to Consolidated Adjusted EBITDA Ratio	2.2x	2.3x

Verizon Communications Inc.

Non-GAAP Reconciliations – Consolidated Verizon

Adjusted Earnings per Common Share (Adjusted EPS)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15

EPS	$ 1.06	$ 1.02
Pension remeasurement	0.02	—
Gain on spectrum license transaction	(0.02)	—

Adjusted EPS	$ 1.06	$ 1.02

Free Cash Flow

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16
Net cash provided by operating activities	$ 7,419
Less Capital expenditures	3,387

Free Cash Flow	$ 4,032

Verizon Communications Inc.

Non-GAAP Reconciliations – Segments

Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15

Wireless Segment EBITDA and EBITDA Margin
Operating Income	$ 7,880	$ 7,810
Add Depreciation and amortization expense	2,293	2,190

Wireless Segment EBITDA	$ 10,173	10,000

Wireless total operating revenues	$ 22,004	22,328

Wireless Operating Income Margin	35.8%	35.0%

Wireless Segment EBITDA Margin	46.2%	44.8%

Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15

Wireline Segment EBITDA and EBITDA Margin
Operating Income	$ 589	$ 405
Add Depreciation and amortization expense	1,588	1,746

Wireline Segment EBITDA	$ 2,177	2,151

Wireline total operating revenues	$ 9,290	$ 9,469

Wireline Operating Income Margin	6.3%	4.3%

Wireline Segment EBITDA Margin	23.4%	22.7%

(dollars in billions)

Unaudited and preliminary	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15

Recast Wireline Segment Total Operating Revenues and EBITDA Margin
Total operating revenues	$ 9.3	$ 9.5
Less Excluded Businesses	1.3	1.4

Recast Wireline Segment Total Operating Revenues	$ 8.0	$ 8.1

Operating Income	$ 0.6
Add Depreciation and amortization expense	1.6

Wireline Segment EBITDA	$ 2.2
Less Excluded Businesses	0.7

Recast Wireline Segment EBITDA	$ 1.5

Recast Wireline Segment EBITDA Margin	19%